Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
October 31, 2007		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES THIRD QUARTER 2007 RESULTS;

INCREASES 2007 EARNINGS GUIDANCE

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses of $860 million ($1.88 per Common share) for the third quarter of 2007, compared to $1.152 billion ($2.38 per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $905 million ($1.97 per Common share) for the third quarter of 2007, compared to $828 million ($1.72 per Common share) for the third quarter of 2006, a 15% increase per Common share. Adjusted operating income is a non-GAAP measure as discussed below.

For the first nine months of 2007, net income for the Financial Services Businesses amounted to $2.720 billion ($5.86 per Common share) compared to $2.251 billion ($4.62 per Common share) for the first nine months of 2006. After-tax adjusted operating income for the Financial Services Businesses for the first nine months of 2007 amounted to $2.643 billion ($5.69 per Common share) compared to $2.145 billion ($4.41 per Common share) for the first nine months of 2006.

“Our results for the third quarter, despite turbulent financial markets, strengthen our confidence that Prudential’s balanced mix of businesses will continue to deliver performance consistent with our objectives in the long term,” said Chairman and CEO Arthur F. Ryan.

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“Considering our results for the first nine months of the year, we believe that Prudential Financial will achieve Common Stock earnings per share for 2007 in the range of $7.45 to $7.60 based on after-tax adjusted operating income of the Financial Services Businesses. This expectation assumes stable equity markets over the remainder of the year,” Ryan said. The 2007 expectation is subject to change if this assumption is not realized and as discussed under “Forward-Looking Statements and Non-GAAP Measures” below.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

The company acquired the variable annuity business of The Allstate Corporation on June 1, 2006. Results of the Financial Services Businesses include the results of this business from the date of acquisition.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results. Current quarter results for several segments reflect decreases in market value of certain externally managed investments in the European market, which are included in adjusted operating income. These decreases in market value had an aggregate negative impact of $78 million on pre-tax adjusted operating income of the Financial Services Businesses.

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The Insurance division reported adjusted operating income of $547 million for the third quarter of 2007, compared to $465 million in the year-ago quarter. Our Individual Life segment reported adjusted operating income of $247 million for the current quarter, compared to $183 million in the year-ago quarter. Current quarter results benefited from a $78 million net reduction in amortization of deferred policy acquisition and other costs reflecting updates of our actuarial assumptions based on an annual review, while results for the year-ago quarter included a net benefit from similar items totaling $46 million. Current quarter adjusted operating income also included $57 million from compensation received based on multi-year profitability of third party products we distribute, while results for the year-ago quarter included a similar benefit amounting to $25 million. Excluding these items, adjusted operating income of the Individual Life segment was unchanged from the year-ago quarter. Our Individual Annuities segment reported adjusted operating income of $203 million in the current quarter, compared to $192 million in the year-ago quarter. Current quarter results benefited from a $30 million net reduction in deferred policy acquisition cost amortization and other costs, reflecting our increased estimate of profitability for annuity products based on an annual review, while results for the year-ago quarter included a net benefit from similar items totaling $37 million. Excluding the effect of these items, adjusted operating income for the Individual Annuities segment increased $18 million from the year-ago quarter, primarily reflecting higher asset-based fees due to growth in variable annuity account values. Our Group Insurance segment reported adjusted operating income of $97 million in the current quarter, compared to $90 million in the year-ago quarter. Current quarter results benefited $13 million from refinements of group disability reserves based on an annual review, while results for the year-ago quarter included a similar benefit amounting to $19 million. Excluding these items, adjusted operating income for the Group Insurance segment increased $13 million from the year-ago quarter, primarily as a result of more favorable group life claims experience.

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The Investment division reported adjusted operating income of $257 million for the third quarter of 2007, compared to $260 million in the year-ago quarter. The Retirement segment reported adjusted operating income of $53 million for the current quarter, compared to $109 million in the year-ago quarter. Current quarter adjusted operating income includes an $81 million charge reflecting payments to be made to clients who authorize us to proceed on their behalf to pursue remedies associated with losses attributable to certain investment funds managed by State Street Global Advisors, Inc. We commenced litigation on October 1 to pursue these remedies. Excluding this charge, adjusted operating income for the Retirement segment increased $25 million from the year-ago quarter, as current quarter results benefited from higher fees, due to growth of Full Service Retirement account values, and more favorable case experience. A greater contribution from investment income net of interest costs, reflecting increased balances for institutional investment products, was essentially offset by decreases of $12 million in market value of certain externally managed investments, as noted above, included in Retirement segment adjusted operating income. The Asset Management segment reported adjusted operating income of $119 million for the current quarter, an increase of $19 million from the year-ago quarter. Current quarter results benefited from increased performance-based fees, primarily related to real estate investment management, and increased asset management fees. These increases were partially offset by losses of $42 million from the segment’s commercial mortgage securitization operations, reflecting unfavorable credit market conditions, compared to a $5 million contribution to adjusted operating income in the year-ago quarter. Our Financial Advisory segment, which reflects our retail securities brokerage joint venture with Wachovia, reported adjusted operating income of $85 million for the current quarter, compared to $51 million in the year-ago quarter. Our 38% share of the venture resulted in adjusted operating income of $97 million for the current quarter, compared to $73 million in the year-ago quarter, reflecting the venture’s increased income from fees and commissions. The segment’s results for the current quarter include expenses of $12 million related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters, while results for the year-ago quarter include $22 million of such costs.

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The International Insurance and Investments division reported adjusted operating income of $480 million for the third quarter of 2007, compared to $428 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $366 million for the current quarter, compared to $397 million for the year-ago quarter. The segment’s Life Planner insurance operations reported adjusted operating income of $213 million for the current quarter, compared to $248 million in the year-ago quarter. Current quarter results reflected decreases of $53 million in market value of certain externally managed investments, as noted above. Excluding this item, adjusted operating income for the segment’s Life Planner operations increased $18 million from the year-ago quarter. This increase reflected business growth, together with a favorable impact from foreign currency exchange rates of $8 million versus the year-ago quarter. The foreign exchange impact was more than offset by a less favorable level of policy benefits and expenses. The segment’s Gibraltar Life operations reported adjusted operating income of $153 million for the current quarter, essentially unchanged from $149 million in the year-ago quarter. The International Investments segment reported adjusted operating income of $114 million for the current quarter, compared to $31 million in the year-ago quarter. Current quarter results include income of $37 million from the sale of an interest in operating joint ventures; income of $22 million from market value changes in securities held relating to trading exchange memberships; and a benefit of $17 million from recoveries related to a former investment of our Korean asset management operations. Excluding these items, adjusted operating income for the International Investments segment increased $7 million from the year-ago quarter, reflecting more favorable results from the segment’s asset management businesses.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $5 million in the third quarter of 2007, compared to adjusted operating income of $4 million in the year-ago quarter. The decrease reflects a lower contribution from the company’s real estate and relocation business. Adjusted operating income from the real estate and relocation business amounted to $21 million in the current quarter, a $15 million decrease from the year-ago quarter.

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Assets under management amounted to $637 billion at September 30, 2007, compared to $586 billion a year earlier and $616 billion at December 31, 2006. Assets under management at September 30, 2006 and December 31, 2006 included $22 billion and $24 billion, respectively, related to investments in operating joint ventures which were sold by the company during the third quarter of 2007.

Net income of the Financial Services Businesses for the third quarter of 2007 amounted to $860 million, compared to $1.152 billion in the year-ago quarter. Current quarter net income includes $109 million of pre-tax net realized investment losses and related charges and adjustments. Net realized investment losses in the current quarter include $44 million of losses from impairments and sales of credit-impaired securities and $67 million from disposals of asset-backed securities collateralized by sub-prime mortgages. At September 30, 2007, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $1.494 billion, including $1.322 billion on investment-grade securities, which are primarily interest rate related. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at September 30, 2007 included $318 million related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $652 million at year-end 2006.

Net income for the current quarter also reflects pre-tax increases of $36 million in recorded asset values and $6 million in recorded liabilities representing changes in value which will ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also includes $15 million of pre-tax income from divested businesses.

Net income of the Financial Services Businesses for the year-ago quarter included $221 million of net realized investment gains and related charges and adjustments, increases of $257 million in recorded assets and $168 million in recorded liabilities for which changes in value will ultimately accrue to contractholders, and income of $10 million from divested businesses, in each case before income taxes. In addition, net income for the year-ago quarter included income from discontinued operations of $66 million (net of related taxes).

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Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $8 million for the third quarter of 2007 and $74 million for the year-ago quarter. Closed Block Business results included net realized investment gains of $113 million in the current quarter and $150 million in the year-ago quarter. The Closed Block Business reported net income for the third quarter of 2007 of $7 million, compared to $53 million for the year-ago quarter.

For the first nine months of 2007, the Closed Block Business reported income from continuing operations before income taxes of $160 million, compared to $196 million for the first nine months of 2006. The Closed Block Business reported net income of $113 million for the first nine months of 2007 and $140 million for the first nine months of 2006.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $867 million for the third quarter of 2007 and $1.205 billion for the year-ago quarter, and reported net income of $2.833 billion for the first nine months of 2007 and $2.391 billion for the first nine months of 2006.

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Share Repurchases and Issuance

During the third quarter of 2007, the company acquired 8.3 million shares of its Common Stock, at a total cost of $750 million. From the commencement of share repurchases in May 2002, through September 30, 2007, the company has acquired 176.7 million shares of its Common Stock at a total cost of $10.138 billion.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release, including (but not limited to) those in the fourth paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of stock, real estate, and other financial markets; (2) interest rate fluctuations; (3) reestimates of our reserves for future policy benefits and claims; (4) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (5) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (6) changes in our claims-paying or credit ratings; (7) investment losses and defaults; (8) competition in our product lines and for personnel; (9) changes in tax law;

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(10) economic, political, currency and other risks relating to our international operations; (11) fluctuations in foreign currency exchange rates and foreign securities markets; (12) regulatory or legislative changes; (13) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (14) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (15) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (16) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions; (17) changes in statutory or U.S. GAAP accounting principles, practices or policies; (18) changes in assumptions for retirement expense; (19) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and continue share repurchases, and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends or distributions; and (20) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax profile. Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating

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hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the excluded items are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

Our expectation of Common Stock earnings per share is based on after-tax adjusted operating income. Because we do not predict future realized investment gains / losses or recorded changes in asset and liability values that will ultimately accrue to contractholders, we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

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The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2006, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, November 1, 2007 at 11 a.m. ET, to discuss with the investment community the company’s third quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through November 16. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:30 p.m. on November 1, through November 8, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 860620.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $637 billion of assets under management as of September 30, 2007, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping individual and institutional customers grow and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,673	$2,548	$8,077	$7,694
Policy charges and fee income	727	583	2,294	1,912
Net investment income	2,113	1,962	6,240	5,647
Asset management fees, commissions and other income	1,145	971	3,406	2,831

Total revenues	6,658	6,064	20,017	18,084

Benefits and expenses:
Insurance and annuity benefits	2,658	2,650	8,104	7,818
Interest credited to policyholders’ account balances	779	716	2,286	2,045
Interest expense	281	249	831	694
Other expenses	1,661	1,292	5,049	4,521

Total benefits and expenses	5,379	4,907	16,270	15,078

Adjusted operating income before income taxes	1,279	1,157	3,747	3,006
Income taxes, applicable to adjusted operating income	374	329	1,104	861

Financial Services Businesses after-tax adjusted operating income (1)	905	828	2,643	2,145

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(109)	221	63	(40)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	36	257	10	(8)
Change in experience-rated contractholder liabilities due to asset value changes	(6)	(168)	4	28
Divested businesses	15	10	29	58
Equity in earnings of operating joint ventures	(103)	(78)	(323)	(223)

Total reconciling items, before income taxes	(167)	242	(217)	(185)
Income taxes, not applicable to adjusted operating income	(59)	34	(90)	(91)

Total reconciling items, after income taxes	(108)	208	(127)	(94)

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	797	1,036	2,516	2,051
Equity in earnings of operating joint ventures, net of taxes	67	50	200	146

Income from continuing operations (after-tax) of Financial Services Businesses	864	1,086	2,716	2,197
Income (loss) from discontinued operations, net of taxes	(4)	66	4	54

Net income of Financial Services Businesses	$860	$1,152	$2,720	$2,251

Direct equity adjustment for earnings per share calculation (2)	13	16	42	51

Earnings available to holders of Common Stock after direct equity adjustment:
Based on net income	$873	$1,168	$2,762	$2,302

Based on after-tax adjusted operating income	$918	$844	$2,685	$2,196

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$1.97	$1.72	$5.69	$4.41
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(0.24)	0.45	0.13	(0.08)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.08	0.52	0.02	(0.02)
Change in experience-rated contractholder liabilities due to asset value changes	(0.01)	(0.34)	0.01	0.06
Divested businesses	0.03	0.02	0.06	0.12
Equity in earnings of operating joint ventures	(0.22)	(0.16)	(0.68)	(0.45)

Total reconciling items, before income taxes	(0.36)	0.49	(0.46)	(0.37)
Income taxes, not applicable to adjusted operating income	(0.13)	0.06	(0.19)	(0.18)

Total reconciling items, after income taxes	(0.23)	0.43	(0.27)	(0.19)

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	1.74	2.15	5.42	4.22
Equity in earnings of operating joint ventures, net of taxes	0.15	0.10	0.43	0.29

Income from continuing operations (after-tax) of Financial Services Businesses	1.89	2.25	5.85	4.51
Income (loss) from discontinued operations, net of taxes	(0.01)	0.13	0.01	0.11

Net income of Financial Services Businesses	$1.88	$2.38	$5.86	$4.62

Weighted average number of outstanding Common shares (diluted basis)	464.9	490.5	471.6	497.8

Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$21,751	$22,053
Per share of Common Stock - diluted	47.08	45.31
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$22,244	$21,290
Per share of Common Stock - diluted	48.15	43.74
Number of diluted shares at end of period	462.0	486.7

Adjusted operating income before income taxes, by Segment (1):
Individual Life	$247	$183	$489	$412
Individual Annuities	203	192	549	432
Group Insurance	97	90	217	166

Total Insurance Division	547	465	1,255	1,010

Asset Management	119	100	493	406
Financial Advisory	85	51	254	(26)
Retirement	53	109	339	388

Total Investment Division	257	260	1,086	768

International Insurance	366	397	1,191	1,059
International Investments	114	31	219	109

Total International Insurance and Investments Division	480	428	1,410	1,168

Corporate and other operations	(5)	4	(4)	60

Financial Services Businesses adjusted operating income before income taxes	1,279	1,157	3,747	3,006

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(109)	221	63	(40)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	36	257	10	(8)
Change in experience-rated contractholder liabilities due to asset value changes	(6)	(168)	4	28
Divested businesses	15	10	29	58
Equity in earnings of operating joint ventures	(103)	(78)	(323)	(223)

Total reconciling items, before income taxes	(167)	242	(217)	(185)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$1,112	$1,399	$3,530	$2,821

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Insurance Division:

Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$19	$25	$86	$70
Universal life	40	34	129	117
Term life	54	35	157	100

Total excluding corporate-owned life insurance	113	94	372	287
Corporate-owned life insurance	1	5	9	10

Total	$114	$99	$381	$297

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,841	$2,356	$8,694	$7,045

Net sales	$444	$197	$1,317	$1,383

Total account value at end of period	$84,719	$74,369

Group Insurance New Annualized Premiums (4):
Group life	$33	$98	$162	$329
Group disability	21	29	139	121

Total	$54	$127	$301	$450

Investment Division:

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$170.1	$147.9
Retail customers	88.5	75.9
General account	171.6	163.8

Total Investment Management and Advisory Services	$430.2	$387.6

Institutional Assets Under Management (in billions):
Gross additions, other than money market (5)	$5.4	$6.5	$16.8	$19.1

Net additions (withdrawals), other than money market	$(0.6)	$3.2	$2.3	$7.4

Retail Assets Under Management (in billions):
Gross additions, other than money market (5)	$2.7	$1.9	$7.9	$7.9

Net additions (withdrawals), other than money market	$0.3	$(0.7)	$(0.1)	$—

Wrap-fee Product Assets Under Administration (in billions):
Gross additions	$3.6	$4.7	$15.1	$17.7

Net additions	$—	$1.5	$3.8	$6.8

Assets under administration at end of period	$82.1	$63.9

Retirement Segment:
Full Service:
Deposits and sales	$3,219	$2,914	$10,434	$12,433

Net additions (withdrawals)	$(90)	$(358)	$489	$278

Institutional Investment Products:
Gross additions	$545	$2,004	$3,675	$4,628

Net additions (withdrawals) (6)	$(648)	$1,030	$(328)	$1,618

International Insurance and Investments Division:

International Insurance New Annualized Premiums (7):
Actual exchange rate basis	$270	$265	$843	$854

Constant exchange rate basis	$285	$280	$895	$901

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Closed Block Business Data:
Income Statement Data:
Revenues	$1,886	$1,889	$5,770	$5,589
Benefits and expenses	1,878	1,815	5,610	5,393

Income from continuing operations before income taxes	8	74	160	196
Income taxes	1	21	49	56

Closed Block Business income from continuing operations	7	53	111	140
Income from discontinued operations, net of taxes	—	—	2	—

Closed Block Business net income	$7	$53	$113	$140

Direct equity adjustment for earnings per share calculation (2)	(13)	(16)	(42)	(51)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income	$(6)	$37	$71	$89

Income (loss) from continuing operations per share of Class B Stock	$(3.00)	$18.50	$34.50	$44.50
Income from discontinued operations, net of taxes per share of Class B Stock	—	—	1.00	—

Net income (loss) per share of Class B Stock	$(3.00)	$18.50	$35.50	$44.50

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,226	$1,145
Per Share of Class B Stock	613.00	572.50
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$1,264	$1,079
Per Share of Class B Stock	632.00	539.50
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$8,393	$8,361	$25,593	$23,461
Benefits and expenses	7,273	6,888	21,903	20,444

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	1,120	1,473	3,690	3,017
Income tax expense	316	384	1,063	826

Income from continuing operations before equity in earnings of operating joint ventures	804	1,089	2,627	2,191
Equity in earnings of operating joint ventures, net of taxes	67	50	200	146

Income from continuing operations	871	1,139	2,827	2,337
Income (loss) from discontinued operations, net of taxes	(4)	66	6	54

Consolidated net income	$867	$1,205	$2,833	$2,391

Net income:
Financial Services Businesses	$860	$1,152	$2,720	$2,251
Closed Block Business	7	53	113	140

Consolidated net income	$867	$1,205	$2,833	$2,391

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$480.4	$438.3
Assets under management (at fair market value):
Managed by Investment Division:
Asset Management Segment - Investment Management and Advisory Services	$430.2	$387.6
Non-proprietary assets under management	57.0	51.0

Total managed by Investment Division	487.2	438.6
Managed by International Insurance and Investments Division (8)	71.5	82.2
Managed by Insurance Division	78.2	65.4

Total assets under management	636.9	586.2
Client assets under administration	131.4	105.8

Total assets under management and administration	$768.3	$692.0

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance new annualized premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care products.

(5)	Includes reclassification to report certain client transfers between asset classes on a net basis, for all periods presented, rather than on a gross basis as formerly reported. These reclassifications had no impact on net additions (withdrawals) or assets under management at the end of each period.

(6)	Transfers between the Retirement and Asset Management segments, formerly included in net additions (withdrawals), are excluded for all periods presented.

(7)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rate amounts are translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen, 102 per U.S. dollar; Korean won 1030 per U.S. dollar. Single premium business for the Company’s international insurance operations is included in annualized new business premiums based on a 10% credit.

(8)	Assets managed by the International Insurance and Investments Division at September 30, 2006, included $22 billion associated with investments in operating joint ventures which the Company sold in the third quarter of 2007. As a result, these assets are no longer reported as a component of its assets under management.